Exhibit 99.1

DISH Network Proposes Merger

with Sprint Nextel Corporation for $25.5 Billion

•                  U.S. technology leader with track record of disrupting entrenched incumbents presents superior alternative to pending SoftBank proposal — DISH offers more cash and a greater ownership stake

•                  Sprint shareholders would receive $7.00 per share, consisting of $4.76 in cash and stock representing approximately 32% in a company with a significantly enhanced strategic position

•                  Creates an industry-leading spectrum portfolio and the only company that can offer customers a fully-integrated, nationwide bundle of in- and out-of-home video, broadband and voice services

•                  Delivers substantial synergies and growth opportunities estimated at $37 billion in net present value, including an estimated $11 billion in cost savings

•                  Conference call today at 8:00 a.m. EDT

ENGLEWOOD, Colo.— April 15, 2013—DISH Network Corporation (NASDAQ: DISH) today announced that it has submitted a merger proposal to the Board of Directors of Sprint Nextel Corporation (NYSE: S) for a total cash and stock consideration of $25.5 billion. The DISH proposal clearly represents superior value to Sprint shareholders, including greater ownership in a combined company that is better positioned for the future with more spectrum, products, subscribers, financial scale and new opportunities.

DISH is offering Sprint shareholders a total consideration of $25.5 billion, consisting of $17.3 billion in cash and $8.2 billion in stock. Sprint shareholders would receive $7.00 per share, based upon DISH’s closing price on Friday, April 12, 2013. This consists of $4.76 per share in cash and 0.05953 DISH shares per Sprint share. The cash portion of DISH’s proposal represents an 18% premium over the $4.03 per share implied by the SoftBank proposal, and the equity portion represents approximately 32% ownership in the combined DISH/Sprint versus SoftBank’s proposal of a 30% interest in Sprint alone. Together this represents a 13% premium to the value of the existing SoftBank proposal.

“The DISH proposal clearly presents Sprint shareholders with a superior alternative to the pending SoftBank proposal,” said Charlie Ergen, Chairman of DISH Network.  “Sprint shareholders will benefit from a higher price with more cash while also creating the opportunity to participate more meaningfully in a combined DISH/Sprint with a significantly-enhanced strategic position and substantial synergies that are not attainable through the pending SoftBank proposal.”

Mr. Ergen continued, “A transformative DISH/Sprint merger will create the only company that can offer customers a convenient, fully-integrated, nationwide bundle of in- and out-of-home video, broadband and voice services. Additionally, the combined national footprints and scale will allow DISH/Sprint to bring improved broadband services to millions of homes with inferior or no access to competitive broadband services. This unique, combined company will have a leadership position in video, data and voice and the necessary broadband spectrum to provide customers with rich content everywhere, all the time.”

The proposed combination will result in synergies and growth opportunities estimated at $37 billion in net present value, including an estimated $11 billion in cost savings.

DISH has provided additional information regarding the proposed merger via a dedicated transaction microsite that can be accessed at www.CompleteDishSolution.com.

Barclays is acting as financial advisor to DISH.

Following is text of the letter that DISH sent to Sprint Nextel Corp. Board of Directors on April 15, 2013.

Board of Directors
Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, KS 66251
Attn: James H. Hance, Jr., Chairman of the Board

Dear Jim:

On behalf of DISH Network Corporation (“DISH”), I am submitting this proposal for a merger between DISH and Sprint Nextel Corporation (“Sprint”). Our proposal provides Sprint shareholders with a superior alternative to the pending SoftBank Corporation (“SoftBank”) proposal. It provides more cash and affords your shareholders the opportunity to participate more meaningfully in a combined DISH/Sprint, which will benefit from a significantly enhanced strategic position and substantial synergies that are not attainable through the pending SoftBank proposal.

We are offering Sprint shareholders a total consideration of $25.5 billion, consisting of $17.3 billion in cash and $8.2 billion in stock. Sprint shareholders would receive $7.00 per share, based upon DISH’s closing price on Friday, April 12, 2013. This consists of $4.76 per share in cash and 0.05953 DISH shares per Sprint share. The cash portion of our proposal represents an 18% premium over the $4.03 per share implied by the SoftBank proposal, and the equity portion represents approximately 32% ownership in the combined DISH/Sprint versus SoftBank’s proposal of a 30% interest in Sprint alone. Together this represents a 13% premium to the value of the existing SoftBank proposal.

Our proposal provides a highly-compelling and unique opportunity for Sprint shareholders. We are offering an ownership interest in a combined company with a comprehensive product and services suite, a significantly enhanced subscriber base, considerable financial and operating scale, as well as a spectrum portfolio that would lead the industry. As a result, this merger creates sizable cost and CAPEX savings and promises extensive new revenue opportunities.

Leveraging both companies’ existing assets and expertise, we will be the only company able to offer a fully-integrated, nationwide bundle of in- and out-of-home video, broadband and voice services to meet rapidly evolving customer preferences. The new company’s assets will immediately establish national cross-platform leadership and will position the company to deliver innovative services while expanding our collective subscriber base.

The proposed combination will result in synergies and growth opportunities estimated at $37 billion in net present value. This includes an estimated $11 billion in cost savings, representing approximately $1.8 billion in annual run-rate cost synergies by the third year after closing.

Further, our combined national footprints and scale will allow us to efficiently develop our joint spectrum assets to provide advanced services to the millions of homes with inferior or no access to competitive broadband services.

I am proud of the company we have built and believe we will be an excellent partner to Sprint.  Like Sprint, DISH possesses a strong tradition of innovation and industry leadership. We created the third largest pay-TV provider while competing with incumbent cable monopolies and other entrenched operators. DISH has consistently led our industry in service and technology delivery with award-winning innovations like Hopper® with Sling®. Our history of value creation is outstanding.  Investors in our 1995 initial public offering have enjoyed a total return of 27 times their original investment, significantly outperforming the broader markets and our peers. We also have a proven track record of responsible capital management.

DISH has significant experience structuring and consummating strategic transactions and only needs to complete confirmatory due diligence, which we believe can be done quickly with your cooperation. We have examined your merger agreement with SoftBank and we would be prepared to execute a definitive merger agreement on substantially similar terms and conditions. Though not a condition of our proposal, we anticipate that the pending transaction with Clearwire would be completed. We are confident that we can obtain all necessary approvals within a reasonable timeframe.

We intend to fund the $17.3 billion cash portion of the transaction using $8.2 billion of our balance sheet cash and additional debt financing.  We have a proven track record in raising capital to fund strategic initiatives and have received a Highly Confident Letter from our financial advisor, Barclays, confirming our ability to raise the required financing.

We would be pleased to discuss our plans for the combined company and we are available at any time to meet with the Sprint Board, management and advisors to answer any questions about our proposed merger. We are confident that the Sprint Board will share our view that this proposed merger offers an excellent opportunity for the equity holders of Sprint to realize a superior value for their shares that is unavailable to them under the SoftBank proposal.

While it would have been our preference to have confidential discussions regarding this proposed merger, your existing agreement with SoftBank and the impending deadlines associated with your shareholder vote, will compel us to confirm our intentions publicly. We look forward to hearing from you.

Very Truly Yours,

DISH Network Corporation

Charlie Ergen
Chairman

Conference Call Information

DISH will hold a conference call today at 8:00 a.m. EDT during which executives will discuss the strategic benefits of this proposal and address inquiries from investors, analysts and the media.  The call will be available via a webcast available at www.CompleteDishSolution.com or by dialing 866-318-8619 or 617-399-5138, passcode 31532734.  A replay of the conference call will be available at 888-286-8010 or 617-801-6888, passcode 78044805.

About DISH

DISH Network Corporation (NASDAQ: DISH), through its subsidiary DISH Network L.L.C., provides approximately 14.056 million satellite TV customers, as of Dec. 31, 2012, with the highest quality programming and technology with the most choices at the best value, including HD Free for Life. Subscribers enjoy the largest high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.

Cautionary Statement Concerning Forward—Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of DISH Network Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information about such risks, uncertainties and other factors is set forth in DISH Network Corporation’s Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission (the “SEC”), including its annual report on Form 10-K for the year ended December 31, 2012.  Risks and uncertainties relating to the proposed transaction include, without limitation, the risks that: Sprint Nextel Corporation will not enter into any definitive agreement with DISH Network Corporation or the terms of any definitive agreement will be materially different from those described above; the parties will not obtain the requisite financing or regulatory approval for the proposed transaction; the proposed transaction will not be consummated for any other reason; management’s attention will be diverted from ongoing business operations; and the anticipated benefits of the transaction will not be realized.  The forward-looking statements speak only as of the date made, and DISH Network Corporation expressly disclaims any obligation to update these forward-looking statements.

Additional Information About the Proposed Transaction and Where to Find It

This communication relates to a business combination transaction with Sprint Nextel Corporation proposed by DISH Network Corporation, which may become the subject of a registration statement filed with the SEC. This communication is not a substitute for the joint proxy statement/prospectus that DISH Network Corporation and Sprint Nextel Corporation would file with the SEC if any agreement is reached or any other documents that DISH Network Corporation or Sprint Nextel Corporation may send to shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS IF, AND WHEN, THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, if filed, would be available free of charge at the SEC’s website (http://www.sec.gov).  In addition, investors and security holders may obtain free copies of such documents filed by DISH Network Corporation with the SEC by directing a request to: DISH Network Corporation, 9601 S. Meridian Boulevard, Englewood, Colorado 80112, Attention: Investor Relations.  This communication shall not constitute an offer to buy or solicitation of an offer to sell any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants

DISH Network Corporation and its directors and executive officers may be deemed, under the rules of the SEC, to be participants in any solicitation of shareholders of DISH Network Corporation or Sprint Nextel Corporation in connection with the proposed transaction. Investors and security holders may obtain information regarding the names, affiliations and interests of the directors and executive officers of DISH Network Corporation in its annual report on Form 10—K for the year ended December 31, 2012, which was filed with the SEC on February 20, 2013, and its proxy statement for the 2013 annual meeting of shareholders, which was filed with the SEC on March 22, 2013. These documents can be obtained free of charge at the SEC’s website (http://www.sec.gov) and from Investor Relations at DISH Network Corporation at the address set forth above. Additional information regarding the interests of these participants will also be included in any proxy statement/prospectus and other relevant documents to be filed with the SEC in connection with the proposed transaction when they become available.

CONTACT:

Media Relations:

Bob Toevs, 303-723-2010

bob.toevs@dish.com

or

Investor Relations:

Jason Kiser, 303-723-2210

jason.kiser@dish.com

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